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                                                                   Exhibit p(12)

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                                                   Neptune Investment Management

CODE OF ETHICS

To: All Staff
By: Karen Barker - Chief Compliance Officer
Date: 31ST March 2007

Rule 204A-1 issued by the Securities and Exchange Commission ("SEC") under the Investment Advisers Act of 1940 ("Advisers Act") requires all investment advisers subject to SEC registration ("advisers") to adopt and enforce codes of ethics ("Codes") setting forth standards of conduct for advisory personnel, and to address conflicts arising from personal trading by advisory personnel.

The Code has been adopted by the Neptune Board of directors who have decided that rather than create rules that only apply to certain groups this Code should cover all employees of the Firm and its Appointed Representatives.

Adoption of the Code, by itself, is insufficient for Neptune to meet its ethical and regulatory responsibilities. Therefore, our existing Compliance Procedures Manuals should be read in conjunction with this document in order to effectively implement the Code.

GENERAL PRINCIPLES OF CONDUCT

EMPLOYEES HAVE THE FOLLOWING RESPONSIBILITIES TO NEPTUNE CLIENTS:

     1.   Act in a professional and ethical manner at all times.

     2.   Act for the benefit of clients.

     3.   Act with independence and objectivity.

     4.   Act with appropriate skill, competence and diligence.

     5.   Communicate with clients in a timely and accurate manner.

     6.   Uphold the rules governing capital markets.

THE NEPTUNE CODE OF PROFESSIONAL CONDUCT

A.   LOYALTY TO CLIENTS

     EMPLOYEES MUST:

     1.   Place a client's interests before their own.

     2. Preserve the confidentiality of information communicated by clients within the scope of the Neptune-client relationship.

     3. Refuse to participate in any business relationship or accept any gift that could reasonably be expected to affect their independence, objectivity, or loyalty to clients.

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                                                   Neptune Investment Management

B.   INVESTMENT PROCESS AND ACTIONS

     MANAGERS MUST:

     1.   Use reasonable care and prudent judgement when managing client assets.

     2. Not engage in practices designed to distort prices or artificially inflate trading volume with the intent to mislead market participants.

     3. Deal fairly and objectively with all clients when providing investment information, making investment recommendations, or taking investment action.

     4.   Have a reasonable and adequate basis for investment decisions.

     5. When managing a portfolio or pooled fund according to a specific mandate, strategy or style:

          a. Only take investment actions that are consistent with the stated objectives and constraints of that portfolio or fund;

          b. Provide adequate disclosures and information so investors can consider whether any proposed changes in the investment style or strategy meet their investment needs.

     6. When managing separate accounts and before providing investment advice or taking investment action on behalf of the client:

          a. Evaluate and understand the client's investment objectives, tolerance for risk, time horizon, liquidity needs, financial constraints, and any other unique circumstances (including tax considerations, legal or regulatory constraints, etc.), and any other relevant information that would affect investment policy.

          b. Determine that an investment is suitable to a client's financial situation.

C.   TRADING

     MANAGERS MUST:

     1. Not act, or cause others to act, on material non-public information that could affect the value of a publicly traded investment.

     2. Give priority to investments made on behalf of the client over those that benefit their own interests.

     3. Use commissions generated from client trades only to pay for investment-related products or services that directly assist the Manager in its investment decision-making process and not the management of the Firm.

     4. Maximise client portfolio value by seeking best execution for all client transactions.

     5. Establish policies to ensure fair and equitable trade allocation among client accounts.

D.   COMPLIANCE AND SUPPORT

     NEPTUNE MUST:

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                                                   Neptune Investment Management

     1. Develop and maintain policies to ensure that their activities comply with the provisions of this Code and all applicable legal and regulatory requirements.

     2. Appoint a compliance officer responsible for administering the policies and procedures and investigating complaints regarding the conduct of the Manager or its employees.

     3. Ensure portfolio information provided to clients by Neptune is accurate and complete and arrange for a random sample of such information to be confirmed and reviewed by an independent third-party.

     4. Maintain records for an appropriate period of time in an easily accessible format.

     5. Employ qualified staff and sufficient human and technological resources to thoroughly investigate, analyse, implement, and monitor investment decisions and actions.

     6. Establish a business-continuity plan to address disaster recovery or periodic disruptions of the financial markets.

E.   PERFORMANCE AND VALUATION

     EMPLOYEES MUST:

     1. Present performance information that is fair, accurate, relevant, timely, and complete. Employees must not misrepresent the performance of individual portfolios or Neptune.

     2. Use fair market prices to value client holdings and apply, in good faith, methods to determine the fair value of any securities for which no readily available, independent, third-party market quotation is available.

F.   DISCLOSURES

     EMPLOYEES MUST:

     1.   Communicate with clients on an ongoing and timely basis.

     2. Ensure the disclosures are prominent, truthful, accurate, complete, and understandable and are presented in a format that communicates the information effectively.

     3. Include all material facts when making disclosures or providing information to clients regarding themselves, their personnel, investments, or the investment process.

     4.   Disclose the following:

          a. Conflicts of interest generated by any relationships with brokers or other entities, other client accounts, fee structures, or other matters.

          b. Regulatory or disciplinary action taken against Neptune or its employees related to professional conduct.

          c. The investment process, including information regarding lock-up periods, strategies, risk factors, and any use of derivatives or leverage.

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                                                   Neptune Investment Management

          d. Management fees and other investment costs charged to investors, including what costs are included in the fees and the methodologies for determining the fees and costs.

          e. The amount of any soft or bundled commissions, the goods and/or services received in return, and how these goods and/or services benefit the client.

          f. The performance of the client's investments on a regular and timely basis.

          g. Valuation methods used to make investment decisions and value client holdings.

          h.   Shareholder voting policies.

          i.   Trade allocation policies.

          j.   Results of the review or audit of the fund or account.

          k. Significant personnel or organisational changes that have occurred within Neptune.